Exhibit 99.1

Bowne & Co., Inc. 55 Water Street New York, NY 10041 (212) 924-5500 Fax: (212) 658-5871

NEWS RELEASE
Investor Relations Contact: Bryan Berndt Treasurer 212-658-5817 bryan.berndt@bowne.com	Media Contact: Pamela Blum Director of Corporate Communications 212-658-5884 pamela.blum@bowne.com
FOR IMMEDIATE RELEASE
BOWNE & CO. REPORTS THIRD QUARTER 2009 RESULTS
•	Segment Profit of $3.8 Million Represents an $11 Million Improvement Over 2008

•	Equity Offering and Amended Credit Facility Strengthen Capital Structure

•	Reinstatement of Cash Dividend
NEW YORK, November 4, 2009— Bowne & Co., Inc. (NYSE: BNE), a global leader in shareholder and marketing communications services, today announced third quarter and year-to-date operating results.
Revenue was $148.8 million in the third quarter of 2009 compared to $164.0 million in the third quarter of 2008, a decline of $15.2 million, or 9%. In the third quarter of 2009, the Company generated gross profit of $48.3 million, with a 32.5% gross margin contribution, compared to $42.1 million and a 25.7% gross margin contribution in the prior year period. Segment profit and segment profit margin were $3.8 million and 2.5%, respectively, in the third quarter of 2009, compared to a loss of ($7.4) million and (4.5%), respectively, in the third quarter of 2008. Loss from continuing operations was ($7.4) million, or ($0.21) per diluted share, compared to ($17.7) million, or ($0.62) per diluted share, in the third quarter of 2008.
For the nine months ended September 30, 2009, revenue was $506.8 million, down $102.9 million or 17% from $609.7 million reported for the first nine months of 2008. In the first nine months of 2009, the Company generated gross profit of $168.5 million with a 33.3% gross margin contribution, compared to $199.6 million and a 32.7% gross margin contribution in the comparable prior year period. Segment profit and segment profit margin were $35.6 million and 7.0%, respectively, in the first nine months of 2009 compared to $35.4 million and 5.8% in the first nine months of 2008. Loss from continuing operations was ($13.0) million, or ($0.43) per diluted share for the nine months ended September 30, 2009, compared to ($14.9) million, or ($0.52) per diluted share, in 2008.
Pro forma results from continuing operations totaled a loss of ($4.5) million in the third quarter of 2009 and break-even for the 2009 year-to-date period (despite a $102.9 million decline in revenue), compared to a loss of ($12.4) million and income of $3.0 million, respectively, in the comparable prior year periods. This resulted in diluted earnings/(loss) per share of ($0.13) in the third quarter of 2009 and $0.00 for the 2009 year-to-date period, compared to ($0.43) and $0.10, respectively, in the comparable 2008 periods. (See page 9, Pro Forma Supplemental Income Information, for a reconciliation between the non-GAAP financial measures and the Company’s Condensed Consolidated Statements of Operations.)
“Despite the current recessionary environment in the industries we service and its effect on our revenue levels, we are very pleased with our improved profitability. These improvements are a direct result of our continuing efforts to reduce costs and increase the efficiency of our operating model,” said David J. Shea, Chairman and Chief Executive Officer. “During the third quarter, we took a number of steps to strengthen
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our capital structure including (a.) the successful execution of a secondary offering; (b.) the amendment of our revolving credit facility last month; and (c.) the extension of the credit facility’s maturity through May 2013. We’re also encouraged by increased momentum in the capital markets, and remain cautiously optimistic that activity will be stronger in the fourth quarter, particularly in the U.S. and Asia.”
Additional comments on the operating results in the third quarter and year-to-date 2009 are provided below.
Revenue:
Capital markets services revenue was $44.1 million for the third quarter of 2009, which is $1.7 million, or 4%, higher than the comparable 2008 period, reflecting improvements in the U.S. and in Asia. For the first nine months of 2009, capital markets services revenue was $102.3 million, which is $56.4 million or 35.5% lower than the first nine months of 2008. This decrease is directly related to the declines in overall IPO and M&A activity, which were particularly pronounced in the international markets. Included in capital market services revenue is Bowne Virtual Dataroom™ (VDR) revenue, which was $2.9 million for the third quarter and $9.0 million for the year-to-date periods in 2009. That compares to $3.6 million and $10.3 million for the comparable periods in 2008.
Shareholder reporting services revenue, which includes compliance reporting, investment management services and translations services revenue, was $65.1 million and $277.7 million for the third quarter of 2009 and year-to-date periods, declines of 10% and 8%, respectively, compared to the comparable 2008 periods. For the third quarter of 2009 and year-to-date periods, compliance reporting revenue decreased approximately 7% and 9%, respectively. Investment management services revenue decreased 8% and 4% during the third quarter and the first nine months of 2009, respectively. The decrease in revenue from shareholder reporting services is primarily the result of pricing pressure and reduced print volumes. Additionally, there was a decline in the number of public filers (due to bankruptcies and consolidations), partially offset by the addition of new clients and increased services to certain existing clients in 2009.
Marketing communications services revenue decreased $7.8 million, or 19%, to $34.3 million during the third quarter of 2009, and decreased $15.8 million, or 13%, to $108.8 million during the first nine months of 2009. The decline is primarily due to the loss of certain accounts; lower activity levels and volumes from existing clients, as companies reduced their marketing spending in the current economic downturn; and declines in client enrollment activities for health care and financial products, such as 401(k) enrollments.
Segment Profit: The Company generated segment profit of $3.8 million in the third quarter 2009 and $35.6 million year-to-date, compared to a segment loss of ($7.4) million in the third quarter of 2008 and profit of $35.4 million in the first nine months of 2008. The Company’s segment profit margin in the quarter and 2009 year-to-date periods was 2.5% and 7.0%, respectively.
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Cost Reduction Initiatives: Bowne continues to be proactive in reducing its fixed costs and consolidating operations, which have positioned the Company to respond to changing economic conditions and to compete more effectively.
During the first nine months of 2009, the Company implemented initiatives to reduce its workforce and facility costs as part of its continued focus on improving its cost structure and realizing operating efficiencies. These cost reductions were in addition to the cost savings initiatives taken during 2008, which continue to positively impact this year’s operating results. The Company estimates that the cost savings that will be achieved in fiscal year 2009 as a result of these initiatives are in the range of approximately $50 to $60 million.
Balance Sheet and Cash Flow: Cash and marketable securities at September 30, 2009 increased $4.8 million from December 31, 2008. Net cash provided by operating activities was $6.3 million for the nine months ended September 30, 2009, compared to net cash used in operating activities of $23.2 million for the nine months ended September 30, 2008.
Average days sales outstanding was 71 days as of September 30, 2009 compared to 70 days as of September 30, 2008. Work-in-process inventory was $19.4 million at September 30, 2009, compared to $19.6 million at September 30, 2008.
As of September 30, 2009, the Company had $25.0 million outstanding under its $123 million revolving credit facility and $8.3 million outstanding under the Company’s Convertible Subordinated Debentures. The Company was in compliance with its debt covenants as of September 30, 2009.
As previously announced, during the third quarter the Company completed a public equity offering, which resulted in the issuance of 12.075 million shares of common stock for net proceeds of $67.8 million. The net proceeds from the offering were used to repay the Company’s term loans, which totaled $24.2 million, in their entirety, and to repay a portion of the Company’s borrowings under its revolving credit facility.
In addition, on October 20, 2009, the Company announced that it had amended its revolving credit facility and extended its maturity through May 2013. This amended facility provides the Company with more favorable debt covenants, increased financial flexibility related to cash dividends and acquisitions, and retains the total committed amount of the existing revolving credit facility at $123.0 million. As a result of the amendment, on October 23, 2009, the Company announced that it will reinstate its cash dividend in the fourth quarter at the rate of $0.055 per share.
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Business Outlook:
The Company had previously adjusted its 2009 business outlook in its second quarter earnings announcement released in August 2009, and expects full year results to be in the range presented.
The Company notes that forward-looking statements of future performance made in this release are based upon current expectations and are subject to factors that could cause actual results to differ materially from those suggested here, including demand for and acceptance of the Company’s services, new technological developments, competition and general economic or market conditions, particularly in the domestic and international capital markets.
Bowne & Co., Inc. will hold its earnings conference call to review its 2009 third quarter results on Thursday, November 5, 2009, at 11:00 a.m. Eastern Time. To join the Webcast, log on to http://www.bowne.com. To access the call via telephone, please dial (877) 407-0782 (domestic) or (201) 689-8567 (international), conference ID #336187.
About Bowne & Co., Inc.
Bowne & Co., Inc. (NYSE: BNE) provides shareholder and marketing communications services around the world. Dealmakers rely on Bowne to handle critical capital markets communications with speed and accuracy. Compliance professionals turn to Bowne to prepare and file regulatory and shareholder communications online and in print. Investment managers and third party fund administrators count on Bowne’s integrated solutions to streamline their document processes and produce high quality communications for their shareholders. Marketers look to Bowne to create and distribute customized, one-to-one communications on demand. With 2,800 employees in 50 offices around the globe, Bowne has met the ever-changing demands of its clients for more than 230 years. For more information, please visit www.bowne.com.
[Tables follow]

BOWNE & CO., INC.
(NYSE: BNE) Condensed Consolidated Statements of Operations
(unaudited)

	For the Periods Ended September 30,
(in thousands, except per share information)	Quarter		Year-to-Date
	2009	2008	2009	2008
Revenue	$148,763	$163,956	$506,844	$609,731
Expenses:
Cost of revenue	(100,476)	(121,901)	(338,302)	(410,162)
Selling and administrative	(44,497)	(49,401)	(132,974)	(164,163)
Depreciation	(6,190)	(6,860)	(20,647)	(20,996)
Amortization	(1,366)	(1,659)	(4,100)	(3,238)
Restructuring, integration and asset impairment charges[1]	(4,220)	(8,491)	(21,184)	(28,525)

	(156,749)	(188,312)	(517,207)	(627,084)

Operating loss	(7,986)	(24,356)	(10,363)	(17,353)
Interest expense	(1,796)	(2,654)	(5,148)	(7,558)
Loss on extinguishment of debt	(777)	—	(777)	—
Other (expense) income, net	(1,026)	926	(1,182)	3,116

Loss from continuing operations before income taxes	(11,585)	(26,084)	(17,470)	(21,795)
Income tax benefit	4,163	8,356	4,447	6,931

Loss from continuing operations	(7,422)	(17,728)	(13,023)	(14,864)
Net (loss) income from discontinued operations	(51)	6,084	(222)	5,221

Net loss	$(7,473)	$(11,644)	$(13,245)	$(9,643)

Loss per share from continuing operations:
Basic	$(0.21)	$(0.62)	$(0.43)	$(0.52)
Diluted	$(0.21)	$(0.62)	$(0.43)	$(0.52)
(Loss) earnings per share from discontinued operations:
Basic	$(0.00)	$0.21	$(0.01)	$0.18
Diluted	$(0.00)	$0.21	$(0.01)	$0.18
Total loss per share:
Basic	$(0.21)	$(0.41)	$(0.44)	$(0.34)
Diluted	$(0.21)	$(0.41)	$(0.44)	$(0.34)
Weighted-average shares outstanding:
Basic[2]	35,020	28,632	30,386	28,417
Diluted[2]	35,020	28,632	30,386	28,417
Dividends per share[3]	$0.055	$0.055	$0.165	$0.165

[1]	2009 includes charges of approximately $1.2 million for the quarter and $13.4 million year-to-date in costs related to workforce reductions and facility consolidations, and $2.0 million year-to-date related to the integration of acquired businesses. 2008 includes charges of approximately $7.1 million for the quarter and $12.0 million year-to-date related primarily to the integration of the acquisitions of Alliance Data Mail Services (November 2007), GCom [2] Solutions (February 2008), Rapid Solutions Group (April 2008) and Capital Systems (July 2008). Also included in the 2008 third quarter and year-to-date periods are charges of approximately $1.4 million and $16.5 million, respectively, related to workforce reductions and facility closures.

[2]	The weighted-average basic and diluted shares for the three and nine months ended September 30, 2009 and 2008 include 1.0 million shares issued as a result of the stock dividends paid to shareholders in February, May and August 2009. In addition, the weighted-average basic and diluted shares for the three and nine months ended September 30, 2009 include approximately 6.3 million and 2.1 million shares, respectively, related to the Company’s August 2009 equity offering.

[3]	Dividends for the quarter ended and year-to-date September 30, 2009 were paid in shares of Bowne Common Stock. Dividends for the quarter ended and year-to-date September 30, 2008 were paid in cash.

BOWNE & CO., INC.
(NYSE: BNE)
Condensed Consolidated Balance Sheets

	Sep. 30,	Dec. 31,
(in thousands)	2009	2008
	(unaudited)
Assets
Cash and cash equivalents	$16,306	$11,524
Marketable securities	226	193
Accounts receivable, net	121,245	116,773
Inventories	28,148	27,973
Prepaid expenses and other current assets	43,326	45,990

Total current assets	209,251	202,453

Property, plant and equipment, net	118,138	130,149
Goodwill and other intangibles, net	88,721	92,195
Other assets	52,052	55,952

Total assets	$468,162	$480,749

Liabilities and Stockholders’ Equity
Current portion of long-term debt and capital lease obligations	$714	$842
Accounts payable and accrued liabilities	99,953	109,042

Total current liabilities	100,667	109,884

Long-term debt[1]	33,753	88,352
Deferred employee compensation[2]	50,010	75,868
Deferred rent and other	20,585	20,062
Stockholders’ equity[1]	263,147	186,583

Total liabilities and stockholders’ equity	$468,162	$480,749

[1]	During the third quarter of 2009, the Company completed a public equity offering which resulted in the issuance of 12.075 million shares of common stock for net proceeds of $67.8 million. The net proceeds from the offering were used to repay the Company’s term loans in their entirety, and to repay a portion of the Company’s borrowing under its revolving credit facility.

[2]	As a result of the Company’s workforce reductions that occurred during the second quarter of 2009, the Company remeasured the funded status of its pension plan and recalculated the benefit obligations as of May 31, 2009. The remeasurement resulted in a $22.5 million reduction to the pension liability included in deferred employee compensation, a $9.3 million reduction in deferred income tax assets included in other assets, and a $13.2 million increase in stockholders’ equity.

BOWNE & CO., INC.
(NYSE: BNE)
Condensed Consolidated Statements of Cash Flows
(unaudited)

	For the Nine Months Ended Sep. 30,
(in thousands)	2009	2008

Cash flows from operating activities:
Net loss	$(13,245)	$(9,643)
Net loss (income) from discontinued operations	222	(5,221)
Depreciation and amortization	24,747	24,234
Asset impairment charges	2,450	246
Loss on extinguishment of debt	777	—
Changes in assets and liabilities, net of acquisitions, discontinued operations and certain non-cash transactions	(7,535)	(31,377)
Net cash used in operating activities of discontinued operations	(1,087)	(1,473)

Net cash provided by (used in) operating activities	6,329	(23,234)

Cash flows from investing activities:
Purchases of property, plant and equipment	(10,556)	(16,654)
Purchase of marketable securities	—	(5,000)
Proceeds from the sale of marketable securities and other assets	758	39,891
Acquisitions of businesses	(195)	(79,495)

Net cash used in investing activities	(9,993)	(61,258)

Cash flows from financing activities:
Proceeds from borrowings under revolving credit facility, net of debt issuance costs	38,542	48,000
Payment of debt	(98,417)	(9,000)
Proceeds from equity offerings, net of equity issuance costs	67,828	—
Payment of capital lease obligations	(627)	(762)
Proceeds from stock options exercised	—	766
Payment of cash dividends	—	(4,410)
Other	—	221

Net cash provided by financing activities	7,326	34,815

Effects of exchange rates on cash flows and cash equivalents	1,120	(1,176)

Net increase (decrease) in cash and cash equivalents	$4,782	$(50,853)
Cash and cash equivalents—beginning of period	11,524	64,941

Cash and cash equivalents—end of period	$16,306	$14,088

BOWNE & CO., INC.
(NYSE: BNE)
Supplemental Revenue and Profit Information
(unaudited)
The supplemental information presented below presents revenue by class of service, gross profit and segment profit information, and is reconciled to (loss) income from continuing operations. Management uses gross profit and segment profit to evaluate Company performance. Segment profit is defined as gross profit (revenue less cost of revenue) less selling and administrative expenses. Segment performance is evaluated exclusive of interest, income taxes, depreciation, amortization, restructuring, integration and asset impairment charges, and other expenses and other income. Gross profit and segment profit are measured because management believes that such information is useful in evaluating the Company’s results relative to other entities that operate within our industry. Our segment profit is also used as the primary financial measure for purposes of evaluating financial performance under the Company’s annual incentive plan. Gross profit and segment profit are alternatives to, and not replacement measures of, operating performance as determined in accordance with generally accepted accounting principles.

	For The Periods Ended September 30,
	Quarter		Year-to-Date
(in thousands)	2009	2008	2009	2008

Capital markets services revenue:
Transactional	$41,131	$38,760	$93,322	$148,445
Virtual data room	2,942	3,637	8,981	10,260

Total capital markets services revenue	44,073	42,397	102,303	158,705
Shareholder reporting services revenue:
Compliance reporting	24,195	26,080	133,328	146,057
Investment management	38,462	41,842	135,136	140,882
Translation services	2,402	4,521	9,227	13,559

Total shareholder reporting services revenue	65,059	72,443	277,691	300,498
Marketing communications services revenue	34,260	42,077	108,790	124,596
Commercial printing and other revenue	5,371	7,039	18,060	25,932

Total revenue	148,763	163,956	506,844	609,731
Cost of revenue	(100,476)	(121,901)	(338,302)	(410,162)

Gross profit	48,287	42,055	168,542	199,569
Selling and administrative expenses	(44,497)	(49,401)	(132,974)	(164,163)

Segment profit (loss)	3,790	(7,346)	35,568	35,406
Depreciation	(6,190)	(6,860)	(20,647)	(20,996)
Amortization	(1,366)	(1,659)	(4,100)	(3,238)
Restructuring, integration and asset impairment charges	(4,220)	(8,491)	(21,184)	(28,525)

Operating loss	(7,986)	(24,356)	(10,363)	(17,353)
Interest expense	(1,796)	(2,654)	(5,148)	(7,558)
Loss on extinguishment of debt	(777)	—	(777)	—
Other (expense) income, net	(1,026)	926	(1,182)	3,116

Loss from continuing operations before income taxes	(11,585)	(26,084)	(17,470)	(21,795)
Income tax benefit	4,163	8,356	4,447	6,931

Loss from continuing operations	$(7,422)	$(17,728)	$(13,023)	$(14,864)

BOWNE & CO., INC.
(NYSE: BNE)
PRO FORMA SUPPLEMENTAL INCOME INFORMATION
Reconciliation to Condensed Consolidated Statements of Operations
(unaudited)
Pro forma supplemental income information, which is not prepared in accordance with generally accepted accounting principles, excludes restructuring, integration and asset impairment charges, and loss on extinguishment of debt. The Company believes that the presentation of this supplemental information is useful to investors to evaluate performance in comparison to prior year’s results. This pro forma supplemental information is an alternative to, and not a replacement measure of, operating performance as determined in accordance with generally accepted accounting principles.

	For the Periods Ended Sep. 30,
	Quarter		Year-to-Date
(in thousands, except per share information)	2009	2008	2009	2008

Net loss from continuing operations	$(7,422)	$(17,728)	$(13,023)	$(14,864)
Add back: (net of pro forma tax effect)
Restructuring, integration and asset impairment charges[1]	2,472	5,344	$12,594	$17,827
Loss on extinguishment of debt[2]	455	—	455	—

(Loss) income from continuing operations, pro forma	$(4,495)	$(12,384)	$26	$2,963

Loss per share from continuing operations:
Basic	$(0.21)	$(0.62)	$(0.43)	$(0.52)
Diluted	$(0.21)	$(0.62)	$(0.43)	$(0.52)
(Loss) earnings per share from continuing operations—pro forma:
Basic	$(0.13)	$(0.43)	$0.00	$0.10
Diluted	$(0.13)	$(0.43)	$0.00	$0.10
Weighted-average shares outstanding:
Basic[3]	35,020	28,632	30,386	28,417
Diluted[3]	35,020	28,632	30,410	28,731

[1]	In 2009, restructuring, integration and asset impairment charges of $4.2 million for the quarter and $21.2 million year-to-date are shown net of tax benefits of $1.7 million and $8.6 million, respectively. In 2008, restructuring, integration and asset impairment charges of $8.5 million for the quarter and $28.5 million year-to-date are shown net of tax benefits of $3.2 million and $10.7 million, respectively.

[2]	In 2009, the Company recognized expense of $0.8 million, net of tax benefit of $0.3 million, related to the write-off of the unamortized debt issuance costs associated with the Term Loans that were repaid in August 2009.

[3]	The weighted-average basic and diluted shares for the three and nine months ended September 30, 2009 and 2008 include 1.0 million shares issued as a result of the stock dividends paid to shareholders in February, May and August 2009. In addition, the weighted-average basic and diluted shares for the three and nine months ended September 30, 2009 include approximately 6.3 million and 2.1 million shares, respectively, related to the Company’s August 2009 equity offering.
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